Exhibit 11.1

CODE OF ETHICS
FOR THE PRINCIPAL EXECUTIVE OFFICERS AND THE SENIOR FINANCIAL OFFICERS
1          Purpose
The purpose of this Code of Ethics (the “Code”) is to reinforce ethical behavior and promote high standards of corporate governance. This Code complements Nokia’s Code of Conduct, Nokia Insider Policy and other guidelines and policies applicable at Nokia.
2          Applicability
The Code applies to Nokia’s President and Chief Executive Officer, Chief Financial Officer, Deputy Chief Financial Officer and Corporate Controller (the “Officers”).
3         Good corporate practices
3.1      Honest and ethical conduct
The Officers shall act honestly and ethically in all their business activities in their respective roles. They shall comply with and promote compliance with the highest standards of ethical conduct, including the principles set out in Nokia’s Code of Conduct, in all their business activities at Nokia.
3.2      Conflicts of interest
Situations involving an actual or apparent conflict of interest between personal and professional relationships of the Officers with Nokia, or any doubt thereof, shall be handled in an ethical way. An Officer shall not participate in consideration of a matter in which he/she has a conflict of interest or even a perceived conflict of interest between his/her personal and professional relationships with respect to Nokia.
For the avoidance of doubt, the Officers shall comply with the provisions on conflicts of interest included in various Nokia guidelines and policies (e.g., Nokia Insider Policy, Conflict of Interest Policy and external board membership related standard operating procedures).
3.3      Fair and timely disclosure
The Officers shall take all measures generally required from a prudent principal executive officer or senior financial officer, including measures in accordance with Nokia’s disclosure controls and procedures, to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to financial and regulatory authorities or stock exchanges by Nokia.
3.4      Compliance with laws and regulations

1	© Nokia 2023
6 February 2023

The Officers shall comply in all their business activities in their respective roles with all applicable governmental laws, rules and regulations of Finland and other applicable jurisdictions, as well as the rules of stock exchanges on which Nokia shares are listed, including the New York Stock Exchange. These obligations include cooperating, appropriately, with governmental investigations of Nokia’s business and operations.

4         Accountability
4.1      Clearances
Nokia regards adherence to this Code as well as accountability for such adherence as important.
The Chief Compliance Officer may, upon request, advise the Officers whether a particular situation or behavior is in compliance with this Code or not, and give a clearance for a situation or behavior that is obviously and evidently compliant. The determination whether a conflict of interest exists or not, shall be made by the Chief Compliance Officer or, upon the request of the Officer or the Chief Compliance Officer, by the Chair of the Audit Committee.
4.2      Reporting of illegal or unethical behavior
Any suspected failures to adhere to, and suspected violations of this Code by any of the Officers, shall be reported to the Chief Compliance Officer or to the Chair of the Audit Committee. Except for such matters that are beyond question frivolous, each such matter shall be reviewed and considered by the Audit Committee. The matter shall be prepared for such consideration by the Chief Compliance Officer or another officer as instructed by the Audit Committee.
4.3      Violations
The Audit Committee shall consider and determine if a violation of this Code has occurred, and possible consequences, if any, for such violation. The consequences may vary from a written reprimand to a recommendation to the corporate body entitled to discharge the Officer in question to discharge him/her from his/her duties, and may include other measures that the Audit Committee deems appropriate, depending on the circumstances of the case.
4.4      Recording
The Chief Compliance Officer shall keep records of all clearances given by him/her or the Vice Chair of the Board, as well as of all reports made under this Code on suspected failures by the Officers to adhere to the Code or suspected violations thereof. In addition, records shall be kept on all decisions taken by the Audit Committee in respect of matters considered under this Code.
5          Assignments
The Audit Committee may authorize its Chair to resolve a specific matter, or a specific category of matters, under this Code.
Any reference to the Chief Compliance Officer in this Code is equally applicable to his/her deputy.
6          Waivers
Any waiver of this Code may be made only by the Audit Committee and must be disclosed as set forth below.
7          Disclosure
This Code will be published on the Nokia’s website. Amendments to, and waivers of, this Code will be disclosed in a similar way.
8          Approval and amendments

2	© Nokia 2023
6 February 2023

This Code is approved, and may be amended, by the Board of Directors of Nokia.

3	© Nokia 2023
6 February 2023